Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of October 11, 2023 between Greg Gaba (the "Executive") and SunOpta Inc., a corporation existing under the laws of Canada (the "Company")

WHEREAS, effective as of October 13, 2023 (the "Effective Date"), the Company wishes to employ the Executive as the Chief Financial Officer of the Company pursuant to the terms and conditions set forth in this Agreement and the Executive wishes to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1
TERM

The Executive's employment hereunder shall be effective as of the Effective Date and, subject to Article 5, shall be for an indefinite term ending on the Termination Date (the "Employment Term").

ARTICLE 2
POSITION AND DUTIES

2.1 Position.

The Executive shall serve as the Chief Financial Officer of the Company, at all times reporting to the Chief Executive Officer (the "CEO"). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the CEO, which duties, authority and responsibility are consistent with the Executive's position. The Executive shall be an officer of the Company and, if requested, also serve as an officer or director of any affiliate of the Company. Within ten (10) days of the Effective Date, the Executive and the Company will enter into a director and officer indemnification agreement in the Company's standard form.

2.2 Duties.

During the Employment Term, the Executive shall devote his full business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise except as agreed to in advance by the CEO in writing. Notwithstanding the foregoing, the Executive will be permitted to, with the prior written consent of the Company, act or serve as a director, trustee or committee member of any type of business, civic or charitable organization, not to exceed one other corporate entity board, as long as such activities are disclosed in writing to the Company in accordance with the Company's Code of Conduct, and do not interfere with the performance of the Executive's duties and responsibilities to the Company.

ARTICLE 3
PLACE OF PERFORMANCE

The principal place of the Executive's employment shall be the Company's U.S. head office currently located in Eden Prairie, Minnesota; provided that the Executive may be required to travel on Company business during the Employment Term.

ARTICLE 4
COMPENSATION

4.1 Base Salary.

Commencing as of the Effective Date, the Company shall pay the Executive an annual rate of base salary of US$420,000, in periodic installments in accordance with the Company's customary U.S. payroll practices, but no less frequently than monthly. The Executive's base salary shall be reviewed annually by the Company and the Company may, but shall not be required to, increase the base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

4.2 Annual Bonus.

(a) The Executive shall have the opportunity to earn an annual bonus (the amount actually earned, the "Annual Bonus") equal to 60% of Base Salary (the amount available to be earned, the "Target Bonus"), based on the achievement of annual performance goals established by the Board of Directors of the Company (the "Board"). For fiscal year 2023, the Annual Bonus shall be prorated based upon the Effective Date.

(b) Except as otherwise provided in Article 5, (i) the Annual Bonus (including the Target Bonus) will be subject to the terms of the Company annual bonus plan under which it is granted, as such plan may be adopted and revised prospectively from time to time by the Board, and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid to other similarly situated executives of the Company. For this purpose, the Executive's employment is deemed to cease on the Termination Date (as defined in Section 5.7).

4.3 Equity Awards.

(a) The Executive shall be eligible to receive an annual long-term incentive award, subject to the terms of the Amended 2013 Stock Incentive Plan (or successor plan), as determined by the Board. The award target and actual award amount is at the sole discretion of the Board of Directors.  All terms and conditions applicable to each such award shall be determined by the Board and shall be no less favorable than those that apply to similarly situated executive officers of the Company. For fiscal year 2023, the Executive's annual long-term incentive award will be 85% of Base Salary and will be prorated based upon the Effective Date.

(b) Within ten (10) days of the Effective Date, the Executive shall be granted a special one-time award of a number of restricted stock units determined by dividing US$300,000 by the closing price of the Company's common stock as reported on Nasdaq on the Effective Date pursuant to and subject to the terms of the Restricted Stock Unit Award Agreement substantially in the form attached as Appendix A of this Agreement (the "Special RSUs"). The Special RSUs will be granted effective on the date of grant and will be initially 100% unvested and subject to forfeiture. One-third of the Special RSUs shall vest on each of the first three (3) anniversaries of the date of grant, subject to your continued employment with the Company.

4.4 Employee Benefits.

Subject to the terms and conditions of the applicable plans and policies, each as amended from time to time, during the Employment Term, the Executive shall be entitled to participate in all employee pension, retirement savings and group benefit plans, practices and programs maintained by the Company for similarly situated U.S. employees, as in effect from time to time (collectively, "Employee Benefit Plans"). The Company reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan.

4.5 Paid Time-Off.

During each fiscal year (prorated for partial years) of the Employment Term, the Executive shall be entitled to 160 hours of paid time-off in accordance with the Company's paid time-off policies, as in effect from time to time.

4.6 Business Expenses.

The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policy, as in effect from time to time.

4.7 Relocation Costs

The Company shall pay the Executive US$100,000 (such amount to be grossed up for applicable withholding taxes) in satisfaction of Executive's relocation expenses relating to his relocation from Pickering, Ontario, Canada to Eden Prairie, Minnesota area, payable within fourteen (14) days after the earlier of (i) Executive lists or offers his primary residence for sale, or (ii) Executive signs a real estate purchase agreement or lease for a primary residence in Minnesota. The Executive agrees to relocate to Minnesota by March 31, 2024. If the Executive terminates his employment or is terminated by the Company for Cause prior to the one-year anniversary of the Effective Date, or does not relocate by the agreed upon date, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed pursuant to this Section 4.7.

4.8 L-1 Status

The Company agrees to assist with and pay for the fees associated with your L-1 status and also L-2 status for your accompanying spouse and dependent children up to the age of 21.

4.9 Tax Assistance

The Company agrees to reimburse you for tax assistance costs incurred by you in connection with your relocation to the U.S., up to a maximum of US$5,000, such sum payable directly to your tax accountant. An appropriate invoice will be required as a condition of payment.

4.10 Clawback Provisions.

Notwithstanding any provision in this Agreement to the contrary, all compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under the Company's Clawback Policy (which may be amended from time to time) or any applicable law, government regulation or stock exchange listing requirement (the "Clawback Laws") will be subject to such deductions and clawback as may be required to be made pursuant to the Clawback Policy and Clawback Laws.

ARTICLE 5
TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

5.1 Notice.

The Executive's employment hereunder may be terminated by either the Company or the Executive at any time during the Employment Term and for any, or no, reason by providing written notice of the termination of the Executive's employment (the "Termination Notice"). Upon termination of the Executive's employment, the Executive shall be entitled to the compensation and benefits described in, and subject to, this Article 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.2 Termination for Cause or Termination by Executive.

(a) If the Executive's employment is terminated by the Company for Cause or by the Executive for any reason, the Executive shall be entitled to the following:

(i) any accrued but unpaid Base Salary and accrued but unused paid time-off which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy, as in effect from time to time; and

(iii) any Special RSUs that are vested as of the Termination Date but have not yet been settled shall be settled in accordance with the terms of the Restricted Stock Unit Award Agreement.

Paragraphs (i), (ii) and (iii) of this Section 5.2(a) are referred to herein collectively as the "Accrued Amounts".

(b) For purposes of this Agreement, "Cause" shall mean:

(i) the Executive's engagement in dishonesty, illegal conduct or gross misconduct, which, in each case, the Company has determined is or is likely to be materially injurious to the Company or its affiliates;

(ii) the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(iii) the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(iv) the Executive's violation of a material policy of the Company;

(v) the Executive's willful unauthorized disclosure of Confidential Information (as defined below); or

(vi) the Executive's material breach of any material obligation under this Agreement (including but not limited to the obligations under Section 6.3) or any other written agreement between the Executive and the Company where such breach is not cured within ten (10) days of written notice by the Company of such breach.

5.3 Termination Without Cause.

If the Executive's employment hereunder is terminated by the Company without Cause during the Employment Term (other than on account of the Executive's death or Total Disability), the Executive shall be entitled to receive the Accrued Amounts and, conditional upon the Executive's compliance with Article 6 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors substantially in the form attached hereto as Appendix B (the "Release"), the Executive shall also be entitled to the following, with such payments to be made on a date determined by the Company (but in any event within sixty (60) days following the Termination Date except as otherwise provided):

(a) a lump sum payment equal to one (1) times the sum of (i) the Executive's Base Salary and (ii) the Executive's Target Bonus amount;

(b) the amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs; and

(c) all granted and unvested Special RSUs shall immediately vest on the Termination Date and be settled in accordance with the terms of the Restricted Stock Unit Award Agreement.

The Company's obligations to make any payments under this Section 5.3 shall be conditioned on the Executive executing and delivering to the Company the Release within twenty-one (21) days following the date the Company delivers the Release to the Executive after the date the Termination Notice is received by the Executive and the Release becoming effective by virtue of the Executive not revoking the Release during the period the Executive is allowed by law to revoke.

5.4 Death.

(a) The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term.

(b) If the Executive's employment is terminated during the Employment Term on account of the Executive's death, the Executive's estate shall be entitled to the following, with such payments to be made on a date determined by the Company within 60 days following death except as otherwise provided below:

(i) the Accrued Amounts;

(ii) any amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs; and

(iii) all granted and unvested Special RSUs shall immediately vest on the Termination Date and be settled in accordance with the terms of the Restricted Stock Unit Award Agreement.

5.5 Total Disability.

(a) The Company may terminate the Executive's employment on account of the Executive's Total Disability.

(b) If the Executive's employment is terminated during the Employment Term on account of the Executive's Total Disability, the Executive shall be entitled to the following, with such payments to be made on a date determined by the Company within 60 days following the termination due to the Executive's Total Disability except as otherwise provided below:

(i) the Accrued Amounts;

(ii) any amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs; and

(iii) all granted and unvested Special RSUs shall immediately vest on the Termination Date and be settled in accordance with the terms of the Restricted Stock Unit Award Agreement.

(c) For purposes of this Agreement, "Total Disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes Executive to be unable, in the reasonable opinion of the Company, to perform his duties as an employee of the Company.

5.6 Change of Control.

(a) If the Executive's employment hereunder is terminated by the Company without Cause (other than on account of the Executive's death or Total Disability) during the Employment Term and during the Change of Control Period, the Executive shall be entitled to receive the Accrued Amounts and, conditional upon the Executive's execution of a Release, shall also be entitled to the following, on a date determined by the Company (but in any event within sixty (60) days following the Termination Date except as otherwise provided below):

(i) a lump sum payment equal to one and a half (1.5) times the sum of (x) the Executive's Base Salary, and (y) the Executive's Target Bonus;

(ii) any amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs; and

(iii) all granted and unvested Special RSUs shall immediately vest on the Termination Date and be settled in accordance with the terms of the Restricted Stock Unit Award Agreement.

The Company's obligations to make any payments under this Section 5.6(a) shall be conditioned on the Executive executing and delivering to the Company the Release within twenty-one (21) days following the date the Company delivers the Release to the Executive after the date the Termination Notice is received by the Executive and the Release becoming effective by virtue of the Executive not revoking the Release during the period the Executive is allowed by law to revoke.

(b) For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following after the Effective Date:

(i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or combination of persons acting jointly or in concert with each other, of the outstanding common shares of the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding common shares;

(ii) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company and/or any of its subsidiaries representing all or substantially all of the assets, rights and properties of the Company and its subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly owned subsidiary of the Company in the course of a reorganization of the assets of the Company and its subsidiaries;

(iii) a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof; provided, however, that the term "Incumbent Director" shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(v) any consolidation, merger, amalgamation, or plan of exchange involving the Company as a result of which the holders of outstanding common shares of the Company immediately prior to the transaction do not continue to hold at least 50% or more of the outstanding voting securities of the surviving company or a parent of the surviving company immediately after the transaction, disregarding any voting securities issued to or retained by such holders in respect of securities of any other party to the transaction; or

(vi) the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

(c) For purposes of this Agreement, "Change of Control Period" shall mean any of the following:

(i) within 12 months following a Change of Control; or

(ii) within two (2) months prior to a Change of Control if (a) the Executive is terminated by the Company without Cause; and (b) it is reasonably demonstrated by the Executive that such termination of employment arose in connection with, or anticipation of, a Change of Control.

5.7 Termination Date.

The Executive's Termination Date shall be:

(a) If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b) If the Executive's employment hereunder is terminated on account of the Executive's Total Disability, the date that it is determined that the Executive has a Total Disability;

(c) If the Company terminates the Executive's employment hereunder for Cause, the date the Termination Notice is delivered to the Executive;

(d) If the Company terminates the Executive's employment hereunder without Cause, the date which is the later of the date specified in the Termination Notice or the date the Termination Notice is received by the Executive;

(e) If the Executive terminates his employment hereunder, the date specified in the Termination Notice, which shall be not less than 60 days following the date on which the Termination Notice is delivered; and

(f) Any other date mutually agreed upon by the Company and the Executive.

5.8 Other Equity Compensation and Employee Benefits.

Upon the termination of the Executive's employment hereunder for any reason, (i) the treatment of all equity compensation awards granted to the Executive, excluding the Special RSUs, shall be governed by the terms of any applicable plan or any successor or replacement plan and the applicable award agreements, and (ii) subject to any requirements of applicable law regarding continuation of employee benefits following termination of employment, the treatment of all benefits provided to the Executive pursuant to the Employee Benefit Plans shall be governed by the terms of the respective plans.

5.9 Resignation of All Other Positions.

Upon termination of the Executive's employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date, from all positions that the Executive holds as an officer or member of the board of directors of the Company or any of its affiliates.

5.10 Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (all such payments collectively referred to herein as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and would, but for this Section 5.10, be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If, and only if, the amount calculated under (i) above is less than the amount under (ii) above, the 280G Payments will be reduced to the minimum extent necessary so that no portion of the 280G Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, payroll, and excise taxes. If multiple amounts are subject to reduction, the amounts shall be reduced (but not below zero) in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code ("Section 409A") and otherwise so as to maximize the after-tax benefit to the Executive.

(b) All calculations and determinations under this Section 5.10 shall be made by an accounting firm or tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.10, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.10. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

ARTICLE 6
CONFIDENTIALITY AND NON-SOLICITATION

6.1 Confidential Information Defined.

(a) For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, work-in-process, databases, manuals, records, financial information, results, developments, reports, internal controls and security procedures of the Company or any of its affiliates. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

6.2 Disclosure and Use Restrictions of Confidential Information.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized employment duties to the Company. Nothing stated herein shall preclude the disclosure of Confidential Information by the Executive in response to a valid order of a court, governmental agency or other governmental body of the United States or any political subdivision thereof or as otherwise required by law, provided that prior to any such disclosure the Executive shall notify the Company to enable the Company to seek a protective order.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Effective Date) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement.

6.3 Non-Solicitation of Customers and Employees.

(a) The Executive agrees and covenants not to directly or indirectly solicit or attempt to solicit any customer or prospective customer of the Company or any affiliate of the Company during the 12-month period immediately following the Termination Date.

(b) The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or any affiliate of the Company during the 12-month period immediately following the Termination Date. This prohibition shall not apply to general solicitations or other non-targeted recruiting efforts.

6.4 Acknowledgement.

(a) The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

(b) The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company's rights under Article 6; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Article 6 or the Company's enforcement thereof.

6.5 Remedies.

In the event of a breach or threatened breach by the Executive of Article 6, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

ARTICLE 7
GENERAL

7.1 Governing Law; Jurisdiction and Venue.

This Agreement, for all purposes, shall be construed in accordance with the laws of the state of Minnesota without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Hennepin County, Minnesota. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.2 Stock Ownership Requirements.

The Executive shall be expected to maintain ownership of Company common stock having a value equal to two times his Base Salary in accordance with guidelines established by the Compensation Committee of the Board from time to time. The Executive will be required to meet this ownership requirement within five years after the Effective Date.

7.3 Section 409A.

(a)  This Agreement and all payments under this Agreement are intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other section of this Agreement, any payment under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. All payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Any payment under this Agreement that constitutes "nonqualified deferred compensation" within the meaning of Section 409A and is payable upon a termination of employment of the Executive shall only be made upon the Executive's "separation from service" with the Company within the meaning of Section 409A, and any reference to Termination Date shall similarly mean the date of such "separation from service" with the Company.

(c) If any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(d) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(e) If any payment under this Agreement constitutes "nonqualified deferred compensation" within the meaning of Section 409A and is contingent upon the execution and delivery of a Release and if the Termination Date with respect to which such payment is being made occurs during the last 40 days of the calendar year, the payment shall be made no earlier than the first business day of the succeeding calendar year.

7.4 Entire Agreement.

Unless specifically provided herein, this Agreement, along with the agreements appended hereto, contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

7.5 Modification and Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the CEO. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.6 Severability.

If any portion of this Agreement shall be held by a court as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties.

7.7 Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.8 Notice.

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

SunOpta Inc.
7078 Shady Oak Road
Eden Prairie, MN 55344
Phone: (952) 820-2518

Attention: CEO
With a copy to: Legal Department

If to the Executive:

The last known address of the Executive in the Company's records.

7.9 Representations of the Executive.

The Executive represents and warrants to the Company that:

(a) The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

(b) The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-competition, non-solicitation or other similar covenant or agreement with a prior employer.

7.10 Withholding.

The Company shall have the right to withhold from any amount payable hereunder any taxes, contributions, premiums or other amounts in order for the Company to satisfy any withholding obligation it may have under any applicable law or regulation.

7.11 Survival.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

7.12 Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016.

Notwithstanding any other provision of this Agreement:

(a) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made:

(A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and

(B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) If Executive files a lawsuit for retaliation by the Company affiliate of the Company for reporting a suspected violation of law, Executive may disclose the Company's or its affiliate's trade secrets to Executive's attorney and use the trade secret information in the court proceeding if Executive:

(i) files any document containing the trade secret under seal; and

(ii) does not disclose the trade secret, except pursuant to court order.

7.13 Acknowledgment of Full Understanding.

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH INDEPENDENT COUNSEL BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNOPTA INC.

By: /s/ Joseph Ennen

Name: Joseph Ennen

Title: Chief Executive Officer

GREG GABA

Signature: /s/ Greg Gaba

[Signature Page to Executive Employment Agreement]

APPENDIX "A"

RESTRICTED STOCK UNIT AWARD AGREEMENT

APPENDIX "B"

FORM OF RELEASE OF CLAIMS

Release

FROM: Greg Gaba

TO: SunOpta Inc., its affiliates, subsidiaries, parents and related organizations and their respective partners, directors, officers, shareholders, employees and agents (collectively "SunOpta")

1. Full and Final Release.  In consideration of the terms of the Executive Employment Agreement between SunOpta Inc. to me, Greg Gaba, dated October [__], 2023 (the "Employment Agreement"), and except for SunOpta's obligations referred to in the Employment Agreement, I, Greg Gaba, personally and for my heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges SunOpta and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the "Released Parties"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date I sign this Release.  Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, including the amendments provided by the Older Workers Benefits Protection Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

2. Compliance with Older Worker Benefit Protection Act.  This Release is subject to the Older Workers Benefit Protection Act ("OWBPA"), which provides that I cannot waive a right or claim under the Age Discrimination in Employment Act (the "ADEA") unless the waiver is knowing and voluntary. I acknowledge and agree that I have executed this Release voluntarily and with full knowledge of its consequences. I acknowledge and agree that: (a) this Release is written in language I understand; (b) this Release applies to any rights I may have under the ADEA; (c) this Release does not apply to any rights or claims I may have under the ADEA which arise after the date I execute this Agreement; (d) I am advised to consult with an attorney before signing this Release; (e) SunOpta is giving me a period of twenty-one (21) days to consider this Release. I may accept and sign this Release before the expiration of the twenty-one (21) day period, but I am not required to do so by SunOpta; (f) for a period of fifteen (15) days following the signing of this Release, I may revoke the waiver of the ADEA claims in this Release by personally delivering or by mailing (postmarked within fifteen days after I sign this release) written notice of revocation to SunOpta; (g) this Release shall become effective on the sixteenth day after I sign it, and any revocation shall apply only to ADEA claims. Except as to the ADEA claims, this Release will remain in full force and effect.

3. Exceptions to the Release. The above release does not waive claims (i) for unemployment or workers' compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date I sign this Release, (iii) any claims under Executive's director and officer indemnification agreement or pursuant to the Company's or any Subsidiary's charter documents; (iv) rights to group medical or group dental insurance coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), (v) with respect to any rights under the equity award agreements with the Company, as the same may be modified by the terms of the Employment Agreement, (vi) that may arise after I sign this Release, and (vi) which cannot be released by private agreement. I understand that nothing in this Release (a) prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (b) prevents me from exercising my rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release, I am waiving my right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or a third party on my behalf, except for any right I may have to receive a payment from a government agency (and not SunOpta) for information provided to the government agency.

SIGNED this ___ day of _____________, 20__.

__________________________________________

Greg Gaba